As filed with the Securities and Exchange Commission on June 9, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AGILE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2936302
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

500 College Road East, Suite 310

Princeton, New Jersey 08540

(Address of principal executive offices) (Zip Code)

Agile Therapeutics, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Alfred Altomari

Chairperson and Chief Executive Officer

Agile Therapeutics, Inc.

500 College Road East, Suite 310

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 683-1880

(Telephone number, including area code, of agent for service)

Copies to:

Steven M. Cohen

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telephone: (609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Agile Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the Commission on March 23, 2023);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (filed with the Commission on May 11, 2023);

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2023, February 27, 2023; March 14, 2023; March 30, 2023; April 10, 2023; April 26, 2023; May 17, 2023; May 25, 2023; June 5, 2023; and June 8, 2023; and

(d)	The description of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and including any amendments or reports filed with the SEC for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for the Registrant by Morgan, Lewis & Bockius LLP. One or more partners or other employees of Morgan, Lewis & Bockius LLP may beneficially own shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has adopted provisions in its amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated by-laws, as amended (“Bylaws”) to limit or eliminate personal liability for its directors. A director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty, except for liability for: (i) any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or (iv) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

The Registrant’s Bylaws provide that: (i) the Registrant will indemnify its directors, officers and, in the discretion of its board of directors (the “Board”), certain employees to the fullest extent permitted by the DGCL; and (ii) advance expenses, including attorneys’ fees, to the Registrant’s directors and, in the discretion of the Board, to its officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

The Registrant has entered into separate indemnification agreements (“Indemnification Agreements”) with its directors and officers. The Indemnification Agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such persons in any action or proceeding arising out of such person’s services as a director or executive officer in any capacity with respect to any employee benefit plan or as a director, partner, trustee or agent of another entity at the Registrant’s request.

The Registrant also maintains general liability insurance to provide insurance coverage to its directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above discussion of the Certificate of Incorporation, the Indemnification Agreements, and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Indemnification Agreements, and applicable statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes the signature page hereto and is incorporated herein by reference.

Item 9. Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion and Consent of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature pages hereto).
99.1	Agile Therapeutics, Inc. 2023 Equity Incentive Plan effective June 8, 2023
107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on this 9th day of June, 2023.

AGILE THERAPEUTICS, INC.

By:	/s/ ALFRED ALTOMARI
Alfred Altomari
Chairperson and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Alfred Altomari and Geoffrey Gilmore, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFRED ALTOMARI	Chairperson and Chief Executive Officer	June 9, 2023
Alfred Altomari	(Principal Executive Officer)

/s/ JASON BUTCH	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	June 9, 2023
Jason Butch

/s/ SHARON BARBARI	Director	June 9, 2023
Sharon Barbari

/s/ SANDRA CARSON	Director	June 9, 2023
Sandra Carson, M.D., FACOG

/s/ SETH H.Z. FISCHER	Director	June 9, 2023
Seth H.Z. Fischer

/s/ JOHN HUBBARD	Director	June 9, 2023
John Hubbard, Ph.D

/s/ JOSEPHINE TORRENTE	Director	June 9, 2023
Josephine Torrente